Exhibit 2.1

THIS IS THE FORM OF SEPARATION AND DISTRIBUTION AGREEMENT THAT IS INTENDED TO BE ENTERED INTO BETWEEN ZEDGE, INC. AND IDT CORPORATION, EFFECTIVE AS OF THE CONSUMMATION OF THE SPIN-OFF

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

IDT CORPORATION

And

ZEDGE, INC.

Dated as of [_____________], 2016

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of [___________], 2016, by and between IDT Corporation, a Delaware corporation (“IDT”), and ZEDGE, INC., a Delaware corporation (“Zedge”; and together with IDT, the “Parties”, and each individually, a “Party”).

RECITALS

WHEREAS, the Boards of Directors of IDT and Zedge and stockholders of Zedge have determined that it is in the best interests of IDT, Zedge and their respective stockholders to effect a split (the “Stock Split”) of the then outstanding shares of common stock of Zedge into the number of shares necessary to effect the Distribution (as defined below)

WHEREAS, the Board of Directors of IDT has determined that it is in the best interests of IDT and its stockholders to make a distribution (the “Distribution”) to the holders of IDT Common Stock of all of the outstanding shares of post-stock split Zedge Common Stock held by IDT at the rate of (i) one (1) share of Zedge Class A Common Stock for every three (3) shares of IDT Class A Common Stock and (ii) one (1) share of Zedge Class B Common Stock for every three (3) shares of IDT Class B Common Stock, in the case of shares of IDT Common Stock, each outstanding as of the Record Date; and

WHEREAS, the Parties have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters related to and following the Distribution.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants contained in this Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. As used herein, the following terms have the following meaning:

“Action” means any claim, suit, arbitration, inquiry, proceeding, or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any other tribunal.

“Affiliate” means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.

“Amended Financial Report” is defined in Section 4.03(b).

“Ancillary Agreements” means all of the written agreements, instruments, understandings, assignments and other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including, but not limited to, the Tax Separation Agreement and the Transition Services Agreement.

“Assets” means all properties, rights, contracts, leases and claims, of every kind and description, wherever located, whether tangible or intangible, and whether real, personal or mixed.

“Audited Party” is defined in Section 4.03(a)(ii).

“Benefit Plan” means, with respect to an entity, each plan, program, arrangement, agreement or commitment that is an employment, change in control/severance, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, sick leave, vacation pay, disability or accident insurance plan, corporate-owned or key-man life insurance or other benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), sponsored or maintained by such entity (or to which such entity contributes or is required to contribute).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Confidential Information” means all business or operational information concerning a Party and/or its subsidiaries (the disclosing party) (including (i) earnings reports and forecasts, (ii) macro-economic reports and forecasts, (iii) business and strategic plans, (iv) general market evaluations and surveys, (v) litigation presentations and risk assessments, (vi) budgets, (vii) financing and credit-related information, (viii) specifications, ideas and concepts for products and services, (ix) quality assurance policies, procedures and specifications, (x) customer information, (xi) Software, (xii) training materials and information, and (xiii) all other know-how, methodology, procedures, techniques and trade secrets related to design, development and operational processes) which, prior to or following the Effective Time, has been disclosed by the disclosing party to the other Party or its subsidiaries (the receiving party), in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other (except to the extent that such information can be shown to have been (i) in the public domain through no action of the receiving party, (ii) lawfully acquired from other sources by the receiving party or (iii) independently developed by the receiving party; provided, however, in the case of clause (ii) that, to the receiving party’s knowledge, such sources did not provide such information in breach of any confidentiality obligations).

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“Distribution” is defined in the recitals to this Agreement.

“Distribution Agent” means American Stock Transfer & Trust Company, in its capacity as agent for IDT in connection with the Distribution.

“Distribution Date” means the date upon which the Distribution shall be effective, as determined by the Board of Directors of IDT, or such committee of such Board of Directors as shall be designated by the Board of Directors of IDT.

“Effective Time” means 11:59 p.m., New York City time, on the Distribution Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Force Majeure” means, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of G-d, storms, floods, earthquakes, hurricanes, riots, pandemics, fires, sabotage, strikes, lockouts, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism.

“Form 10” means the Exchange Act registration statement on Form 10 filed by Zedge with the Commission to effect the registration of the Zedge Common Stock pursuant to the Exchange Act, as such registration statement may be amended from time to time.

“Governmental Entity” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any official thereof.

“IDT” is defined in the Preamble to this Agreement.

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“IDT Accounts” is defined in Section 4.01(a).

“IDT Business” means the business now or formerly conducted by IDT and its present and former subsidiaries, joint ventures and partnerships, other than the Zedge Business.

“IDT Class A Common Stock” means the outstanding shares of Class A common stock, $0.01 par value per share, of IDT.

“IDT Class B Common Stock” means the outstanding shares of Class B common stock, $0.01 par value per share, of IDT.

“IDT Common Stock” means the IDT Class A Common Stock and the IDT Class B Common Stock.

“IDT Group” means IDT and its subsidiaries, affiliates, joint ventures and partnerships, excluding Zedge.

“IDT Group Employee” means an active employee or an employee on vacation or on approved leave of absence (including maternity, paternity, family, sick leave, salary continuation, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves) who, after the Effective Time, is employed by or will be employed by any member of the IDT Group.

“IDT Indemnitees” is defined in Section 6.01.

“IDT Liabilities” means, other than those Liabilities which are designated as Zedge Liabilities hereunder, (i) Liabilities of any member of the IDT Group under this Agreement, the Tax Separation Agreement or any Ancillary Agreement or otherwise and (ii) any Liabilities related to or arising from operation of any business or asset owned or operated by IDT other than the Zedge Business, and (iii) those Liabilities set forth on Schedule 1.01.

FOR THE AVOIDANCE OF DOUBT, NO LIABILITY SHALL BE AN IDT LIABILITY SOLELY AS A RESULT OF IDT OR ANY OTHER MEMBER OF THE IDT GROUP BEING NAMED AS PARTY TO, OR IN, ANY ACTION.

“IDT Stock Plan” is defined in Section 7.04(b).

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“Indebtedness” means other than any Intercompany Accounts (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by any Person, whether or not such Person has assumed or becomes liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement, (v) accounts payable, (vi) reimbursement obligations with respect to surety and performance bonds or letters of credit, and (vii) obligations under direct or indirect guarantees of (including obligations, contingent or otherwise, to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv), (v) and (vi) above.

“Indemnifiable Loss” means any and all damage, loss, liability, and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses) in connection with any and all Actions or threatened Actions.

“

Indemnified Party” is defined in Section 6.05.

“Indemnifying Party” is defined in Section 6.05.

“Indemnity Payment” is defined in Section 6.04(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, financial, employee or business information or data.

“Information Statement” means the information statement required by the Commission to be sent to each holder of IDT Common Stock in connection with the Distribution, and prepared in accordance with the Exchange Act filed as an exhibit to the Form 10.

“Insurance Proceeds” means those monies (i) received by an insured from an unaffiliated third-party insurer under any Third Party Policy, or (ii) paid by such third-party insurer on behalf of an insured under any Third Party Policy, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, self-insured retentions, or cost of reserve paid or held by or for the benefit of such insured.

“Intercompany Accounts” means any receivable, payable or loan between any member of the IDT Group, on the one hand, and Zedge and its subsidiaries, on the other hand, that exists prior to the Effective Time and is reflected in the Records of the relevant members of the IDT Group and Zedge, except for any such receivable, payable or loan that arise pursuant to this Agreement or any Ancillary Agreement.

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“Joint Action” means any current or future Action with respect to which it is unclear at the onset of such Action whether Liabilities will arise primarily in connection with the Zedge Business or the IDT Business, including any of the Actions listed on Schedule 5.01(e).

“Law” means any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Liabilities” means any and all claims, debts, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under this Agreement or any Ancillary Agreement, any law, rule, regulation, action, order or consent decree of any Governmental Entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

“Other Party’s Auditors” is defined in Section 4.03(a)(ii).

“Party” is defined in the Preamble to this Agreement.

“Person” means any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

“Policies” means insurance policies and insurance agreements or arrangements of any kind (other than life and benefits policies, agreements or arrangements), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, business interruption, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance company arrangements, together with the rights, benefits and privileges thereunder.

“Record Date” means the date designated by or under the authority of IDT’s Board of Directors as the record date for determining the stockholders of IDT entitled to receive the Distribution.

“Record Holder” means the Party or its agent in possession or control of the Shared Record for storage or archival purposes. Each Party shall be deemed to be the Record Holder for any Shared Record that is possessed or controlled by a member of such Party’s respective Group (if applicable).

“Records” means any Information, agreements, documents, books, records or files.

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“Retained Liabilities” has the meaning set forth in the definition of “Zedge Liabilities.”

“Shared Record(s)” means those Records set forth on Schedule 10.02, as amended from time to time by written agreement of the Parties.

“Software” means all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials related to any of the foregoing.

“Spinoff” means the transaction in which Zedge will be separated from IDT and become a separately-traded public company.

“Stock Split” is defined in the recitals to this Agreement.

“Tax(es)” means all taxes, charges, duties, fees, levies, or other assessments, including income, gross receipts, excise, property, sales, transfer, ad valorem, profits, windfall profits, use, license, payroll, franchise, value-added, production, severance, withholding, payroll, employment, social security, and other taxes, however denominated, imposed by any Governmental Entity, whether disputed or not, and includes any estimated taxes, interest, penalties or additions to tax that are payable or may become payable in respect thereof.

“Tax Separation Agreement” means the Tax Separation Agreement, dated as of the date hereof, entered into by and between IDT and Zedge, substantially in the form of Exhibit B hereto.

“Third Party Claim” means a claim or demand made against an IDT Indemnitee or a Zedge Indemnitee by any Person who is not a Party or an Affiliate of a Party as to which such IDT Indemnitee or Zedge Indemnitee, as applicable, is or may be entitled to indemnification pursuant to this Agreement.

“Third Party Zedge Policies” means all Policies, whether or not in force on the Effective Time, issued by unaffiliated third-party insurers to IDT, Zedge, or any of their respective Affiliates that cover risks that relate to the Zedge Business.

“Third Party Proceeds” is defined in Section 6.04(a).

“Trademarks” means all United States and foreign trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar identifiers of source or origin, whether registered or unregistered, together with the goodwill connected with the use of and symbolized by any of the foregoing.

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“Transferring Party” is defined in Section 11.05(a).

“Transition Services Agreement” means the Transition Services Agreement, dated as of the date hereof, entered into by and between IDT and Zedge, substantially in the form of Exhibit C hereto.

“Zedge” is defined in the Preamble to this Agreement.

“Zedge Accounts” is defined in Section 4.01(a).

“Zedge Action” means any current or future Action relating primarily to the Zedge Business in which one or more members of the IDT Group is a defendant or the party against whom a claim or investigation is directed, but excluding any Joint Action.

“Zedge Business” means the business comprised of Zedge Europe AS and its mobile personalization service business.

“Zedge Business Balance Sheet” means the unaudited condensed combined balance sheet of Zedge as of April 30, 2013 and July 31, 2012, as set forth in the Information Statement.

“Zedge Class A Common Stock” means the outstanding shares of Class A common stock, $0.01 par value per share, of Zedge.

“Zedge Class B Common Stock” means the outstanding shares of Class B common stock, $0.01 par value per share, of Zedge.

“Zedge Common Stock” means the Zedge Class A Common Stock and the Zedge Class B Common Stock.

“Zedge Employee” means an active employee or an employee on vacation or on approved leave of absence (including maternity, paternity, family, sick leave, salary continuation, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves) who, after the Effective Time, is employed by or will be employed by Zedge.

“Zedge Indemnitee” is defined in Section 6.02.

“Zedge Liabilities” means:

(i) the Liabilities listed or described on Schedule 1.01 and any and all Liabilities that are expressly contemplated by this Agreement, the Tax Separation Agreement or any other Ancillary Agreement as Liabilities to be retained, assumed or retired by Zedge;

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(ii) except as otherwise expressly provided in this Agreement or any Ancillary Agreement, any and all Liabilities of IDT, Zedge, or any of their respective Affiliates, primarily relating to, arising out of or resulting from the operation or conduct of the Zedge Business or any other business, or the ownership or use of the Assets of Zedge, as conducted at any time prior to or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of IDT, Zedge, or any of their respective Affiliates (whether or not such act or failure to act is or was within such Person’s authority);

(iii) except as otherwise expressly provided in this Agreement or any Ancillary Agreement, Liabilities set forth on the Zedge Business Balance Sheet;

(iv) any and all Liabilities to the extent relating to, arising out of or resulting from any termination, sale, discontinuance or divesture of any entity, business, real property, or Asset formerly and primarily owned or managed by, or associated with Zedge or the Zedge Business, or arising out of such entity, business, real property, or Asset;

(v) any and all Liabilities, including those Liabilities listed on Schedule 1.01(d), relating to, arising out of or resulting from any Indebtedness of Zedge (whether incurred prior to, on or after the Effective Time); and

(vi) any and all Liabilities relating to, resulting from, or arising out of any Action that is primarily related to the operation of the Zedge Business, including any Zedge Action.

Notwithstanding the foregoing, the Zedge Liabilities shall in any event not include any Liabilities that (i) are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by any member of the IDT Group or (ii) are set forth on Schedule 1.01 (collectively, the “Zedge Retained Liabilities”).

FOR THE AVOIDANCE OF DOUBT, NO LIABILITY SHALL BE A ZEDGE LIABILITY SOLELY AS A RESULT OF ZEDGE BEING NAMED AS PARTY TO, OR IN, ANY ACTION.

Notwithstanding the foregoing, the Zedge Liabilities shall in any event not include any Liabilities that (i) are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by any member of the IDT Group or (ii) are set forth on Schedule 1.01(a) (collectively, the “Retained Liabilities”).

“Zedge Stock Plan” means the Zedge, Inc. 2016 Stock Option and Incentive Plan.

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ARTICLE II

REORGANIZATION

Section 2.01. Limitation of Liability.

(a) Except as provided in Section 9.01 or as set forth in subsection (b) below, (i) neither Party nor any member of such Party’s Group (if applicable) shall have any Liability to any other Party or any member of such other Party’s Group (if applicable) based upon, arising out of or resulting from any agreement, arrangement, course of dealing or understanding existing on or prior to the Effective Time (other than this Agreement or any Ancillary Agreement or any agreement entered into in connection herewith or therewith in order to consummate the transactions contemplated hereby or thereby), and (ii) each Party hereby terminates, and shall cause all members in its Group (if applicable) to terminate, any and all agreements, arrangements, course of dealings or understandings between it or any members in its Group (if applicable) and the other Party, or any members of its Group (if applicable), effective as of the Effective Time (other than this Agreement or any Ancillary Agreement or any agreement entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby), unless such agreement, arrangement, course of dealing or understanding is set forth in any Ancillary Agreement or on Schedule 2.01(b). Any Liability, whether or not in writing, which is not reflected in any Ancillary Agreement or on Schedule 2.01(b), is hereby irrevocably cancelled, released and waived effective as of the Effective Time. All such terminated agreements, arrangements, courses of dealing and understandings (including any provision thereof which purports to survive termination) shall no longer be of any further force or effect after the Effective Time.

(b) The provisions of Section 2.01(a) shall not apply to any agreements, arrangements, course of dealings or understandings (or to any of the provisions thereof), to which any Person other than the Parties and their respective Affiliates is a Party.

ARTICLE III

THE DISTRIBUTION

Section 3.01. Cooperation Prior to the Distribution.

(a) IDT and Zedge have prepared, and IDT shall mail to the holders of IDT Common Stock, the Information Statement, which shall set forth appropriate disclosure concerning Zedge, the Distribution and any other appropriate matters. IDT and Zedge have also prepared, and Zedge has filed with the Commission, the Form 10, which shall include the Information Statement. IDT and Zedge shall use commercially reasonable efforts to cause the Form 10 to become effective under the Exchange Act.

(b) IDT shall, prior to the Distribution, as the majority stockholder of Zedge, approve and adopt the Zedge employee benefit plans listed on Schedule 3.01(c).

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Section 3.02. Conditions Precedent to the Distribution. In no event shall the Distribution occur unless the following conditions shall have been satisfied (or waived, other than clause (iii) which shall not be waivable):

(i) the Commission has declared the Form 10 effective under the Exchange Act and no stop order relating to the Form 10 is in effect;

(ii) no action, proceeding or investigation shall have been instituted or threatened before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of the Spinoff, and no restraining order or injunction issued by any court of competent jurisdiction shall be in effect restraining the consummation of the Spinoff;

(iii) the receipt by IDT of the opinion by Pryor Cashman LLP as to the satisfaction of certain required qualifying conditions for the application of Section 355 of the Code to the Spinoff; and

(iv) the IDT Board of Directors shall not have determined to abandon or modify the Spinoff.

Section 3.03. Recapitalization. Prior to the Distribution Date, IDT as the stockholders of Zedge shall effectuate a recapitalization of Zedge in accordance with Schedule 3.03 so all holders of capital stock of Zedge will hold either Zedge Class A Common Stock or Zedge Class B Common Stock immediately prior to the Spinoff.

Section 3.04. The Stock Split and Distribution. On or before the Distribution Date, subject to satisfaction or waiver of the conditions set forth in this Agreement, IDT shall effect a stock split of the outstanding shares of Zedge Common Stock so that the number of such shares that are outstanding immediately following such stock split and owned by IDT shall equal the amount necessary to effect the distribution described in this Section 3.04, and deliver to the Distribution Agent certificates representing 100% of the then outstanding shares of Zedge Common Stock held by IDT, endorsed in blank, and shall instruct the Distribution Agent to distribute to each holder of record of IDT Class A Common Stock on the Record Date one (1) share of Zedge Class A Common Stock for every three (3) shares of IDT Class A Common Stock, and each holder of record of IDT Class B Common Stock on the Record Date one (1) share of Zedge Class B Common Stock for every three (3) shares of IDT Class B Common Stock, in each case as to the IDT Common Stock, outstanding as of the Record Date, by crediting the holder’s brokerage account. Zedge agrees to provide all certificates for shares of Zedge Common Stock that the Distribution Agent shall require in order to effect the Distribution, including physical certificated to holders of Class A Common Stock and for those holders of Zedge Class B Common stock who request physical certificates.

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In addition, following the Stock Split, Zedge will distribute shares of Class B Common Stock directly to the holders of equity interests in Shaman II L.P. and the other stockholders of Zedge other than IDT.

ARTICLE IV

COVENANTS

Section 4.01. Bank Accounts.

(a) The Parties agree to take, and, in the case of IDT, to cause the members of the IDT Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all agreements or arrangements governing each bank and brokerage account owned by Zedge (the “Zedge Accounts”), including all Zedge Accounts listed or described on Schedule 4.01(a), so that such Zedge Accounts, if currently linked (whether by automatic withdrawal, automatic deposit, or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by IDT or any other member of the IDT Group (the “IDT Accounts”) are de-linked from the IDT Accounts. From and after the Effective Time, no current or former employee of any member of the IDT Group shall have any authority to access, control or sign in connection with any Zedge Account other than those who will be authorized Zedge employees.

(b) The Parties agree to take, or cause the respective members of their respective Groups to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all agreements or arrangements governing the IDT Accounts so that such IDT Accounts, if currently linked to a Zedge Account, are de-linked from the Zedge Accounts. From and after the Effective Time, no current or former employee of Zedge shall have any authority to access, control or sign in connection with any IDT Account other than those who will be authorized IDT employees.

(c) With respect to any outstanding checks issued by IDT, Zedge, or any of their respective subsidiaries prior to the Effective Time, such outstanding checks shall be honored following the Effective Time by the entity owning the account on which the check is drawn, provided that if, following the Effective Time, a Party honors a check for an obligation related to the business of the other Party, then the paying Party shall be entitled to reimbursement from the other Party.

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(d) As between the two Parties (including, in the case of IDT, members of the IDT Group) all payments and reimbursements received after the Effective Time by any Party (or member of its Group (if applicable)) that relate to a business, Asset or Liability of the other Party (or member of its Group (if applicable)), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group (if applicable) to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

Section 4.02. Insurance.

(a) Following the cessation of Zedge’s coverage under a Third Party Zedge Policy, if (i) an occurrence for which coverage is available under any such Third Party Zedge Policy happens prior to the Effective Time and (ii) a claim arising therefrom has been or is eventually asserted against Zedge or any of its subsidiaries (including any officer, director, employee or agent thereof), so long as such claim is reported by Zedge to the carrier (with a copy to IDT), in accordance with the reporting provision of the applicable policy, then IDT will, or will cause the members of the IDT Group that are insured thereunder to, (A) continue to provide Zedge and any other member of Zedge with access to and coverage under the applicable Third Party Zedge Policies and (B) reasonably cooperate with Zedge and take commercially reasonable actions as may be necessary or advisable to assist Zedge in submitting such claims under the applicable Third Party Zedge Policies, provided that Zedge shall be responsible for its portion of any deductibles or self-insured retentions or co-payments legally due and owing relating to such claims. For the avoidance of doubt, if an occurrence for which coverage is available under any such Third Party Zedge Policy happens after the Effective Time (and is not attributable and related to an occurrence which occurred prior to the Effective Time), or a claim arising from an occurrence prior to the Effective Time is not reported by Zedge to IDT on or before the date when such occurrence must be reported to the carrier under the applicable Third Party Zedge Policy, then, other than as provided herein, no payment for any damages, costs of defense, or other sums with respect to such claim shall be available to Zedge under such Third Party Zedge Policies.

(b) With respect to all Third Party Zedge Policies, Zedge agrees and covenants (on behalf of itself and each of its subsidiaries) (i) not to make any claim or assert any rights against IDT and any other member of the IDT Group, or the unaffiliated third-party insurers of such Third Party Zedge Policies, except as expressly provided under this Section 4.02, and (ii) to otherwise reasonably cooperate with IDT and take commercially reasonable actions as may be necessary or advisable to assist IDT in fulfilling its obligations under the applicable Third Party Zedge Policies as set forth in this Section 4.02 .

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Section 4.03. Auditors and Audits; Annual and Quarterly Financial Statements and Accounting.

(a) Each Party agrees to the following:

(i) Annual Financial Statements. For the period ending one hundred and twenty (120) days following the Effective Time and in any event solely with respect to the preparation and audit of each of the Party’s financial statements for any of the years ended July 31, 2016, 2015 or 2014, each Party shall provide to the other Party on a timely basis all information reasonably required (A) to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements, (B) to the extent applicable to such Party, for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with all applicable provisions of Regulation S-K, including, without limitation, Items 307 and 308 of Regulation S-K, and (C) to the extent applicable to such Party, for its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each Party will provide all required financial and other Information with respect to itself and its subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the other Party’s auditors with respect to information to be included or contained in the other Party’s annual financial statements and to permit the other Party’s auditors and management to complete the Internal Control Audit and Management Assessments.

(ii) Access to Personnel and Records. With respect to fiscal year 2016, and any future fiscal year of each of IDT and Zedge, each Party (the “Audited Party”) shall authorize its auditors, and use commercially reasonable efforts to cause its auditors, to make available to the other Party’s auditors (the “Other Party’s Auditors”), at the sole cost and expense of the other Party, both the personnel who performed or are performing the annual audits of the Audited Party and work papers related to the annual audits of the Audited Party, in all cases within a reasonable time prior to such Other Audited Party’s auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they consider necessary to take responsibility for, or otherwise to review to the extent deemed required, the work of the Audited Party’s auditors as it relates to the Other Party’s Auditors’ report on or review of such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual or interim financial statements. In such an event, the Audited Party shall make available to the Other Party’s Auditors and management its personnel and Records, at the sole cost and expense of the other Party, in a reasonable time prior to the Other Party’s Auditors’ opinion or review date and the other Party’s management’s assessment date so that the Other Party’s Auditors and the other Party’s management are able to prepare its annual or interim financial statements or to perform the procedures they consider necessary to conduct the Internal Control Audit and Management Assessments.

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(b) In the event a Party (the first party) restates any of its financial statements that include its audited or unaudited financial statements with respect to any balance sheet date or period of operation between August 1, 2013 and July 31, 2016, the first party will deliver to the other Party (the second party) a substantially final draft, as soon as the same is prepared, of any report to be filed by the first party with the Commission that includes such restated audited or unaudited financial statements (the “Amended Financial Report”); provided, however, that the first party may continue to revise its Amended Financial Report prior to its filing thereof with the Commission, which changes will be delivered to the second party as soon as reasonably practicable; provided, further, however, that the first party’s financial personnel will actively consult with the second party’s financial personnel regarding any changes which the first party may consider making to its Amended Financial Report and related disclosures prior to the anticipated filing of such report with the Commission, with particular focus on any changes which would have an effect upon the second party’s financial statements or related disclosures. Each Party will reasonably cooperate with, and permit and make any necessary employees available to, the other Party, in connection with the other Party’s preparation of any Amended Financial Reports.

(c) If any Party or member of its respective Group (if applicable) is required, pursuant to Rule 3-09 of Regulation S-X or otherwise, to include in its Exchange Act filings audited financial statements or other information of the other Party or member of the other Party’s Group (if applicable), the other Party shall use commercially reasonable efforts (i) to provide such audited financial statements or other information, and (ii) to cause its outside auditors to consent to the inclusion of such audited financial statements or other information in the Party’s Exchange Act filings.

(d) Nothing in this Section 4.03 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 4.03 to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s consent to the disclosure of such information.

Section 4.04. No Restrictions on Post-Closing Competitive Activities; Corporate Opportunities. Except as expressly provided herein or in any of the Ancillary Agreements, it is the explicit intent of each of the Parties that this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities that may be conducted by the Parties. Accordingly, each of the Parties acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on (i) the ability of the other Party or any member of its Group (if applicable) to engage in any business or other activity that competes with the business of such Party or any member of its Group (if applicable), or (ii) the ability of the other Party or any member of its Group (if applicable) to engage in any specific line of business or engage in any business activity in any specific geographic area.

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Section 4.05. Right of Offset.

(a) To the extent IDT or any other member of the IDT Group has the right to receive any amounts hereunder, including under the provisions of Article VI, or under any Ancillary Agreement or under any other arrangement between any member of the IDT Group and Zedge, then following notice of such proposed offset IDT may satisfy such amounts out of and shall have a right of off-set against any amounts then currently due to Zedge from IDT or any other member of the IDT Group hereunder or thereunder.

(b) To the extent Zedge has the right to receive any amounts hereunder, including under the provisions of Article VI, or under any Ancillary Agreement or under any other arrangement between Zedge and IDT or any other member of the IDT Group, then following notice of such proposed offset Zedge may satisfy such amounts out of and shall have a right of off-set against any amounts then currently due to IDT or any other member of the IDT Group from Zedge hereunder or thereunder.

ARTICLE V

LITIGATION MATTERS

Section 5.01. Litigation cooperation.

(a) Each of IDT and Zedge agrees that at all times from and after the Effective Time, if an Action currently exists or is commenced by a third-party with respect to which a Party (or any member of such Party’s Group (if applicable)) is a named defendant but such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party shall use commercially reasonable efforts to cause such named but not liable defendant to be removed from such Action and such defendant shall not be required to make any payments or contribution in connection therewith.

(b) IDT and Zedge shall each use commercially reasonable efforts to make available to the other, upon written request, its officers, directors, employees and agents, and the officers, directors, employees and agents of any member of its Group (if applicable), as witnesses to the extent that such individuals may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting Party or a member of its Group (if applicable) may be involved. The requesting Party shall bear all out-of-pocket expenses in connection therewith. On and after the Effective Time, in connection with any matter contemplated by this Section 5.01(b), the Parties will maintain any attorney-client privilege or work product immunity of any member of any Group (if applicable) as required by this Agreement or any Ancillary Agreement.

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ARTICLE VI

INDEMNIFICATION

Section 6.01. Zedge Indemnification of the IDT Group.

On and after the Distribution Date, Zedge shall indemnify, defend and hold harmless each member of the IDT Group, and each of their respective directors, officers, employees and agents (the “IDT Indemnitees”) from and against any and all Indemnifiable Losses incurred or suffered by any of the IDT Indemnitees and arising out of, or due to, (a) the failure of Zedge to pay, perform or otherwise discharge, any of the Zedge Liabilities, and (b) any breach by Zedge of this Agreement.

Section 6.02. IDT Indemnification of Zedge.

On and after the Distribution Date, IDT shall indemnify, defend and hold harmless Zedge and its subsidiaries and each of their respective directors, officers, employees and agents (the “Zedge Indemnitees”) from and against any and all Indemnifiable Losses incurred or suffered by any of the Zedge Indemnitees and arising out of, or due to, (a) the failure of IDT or any member of the IDT Group to pay, perform or otherwise discharge, any of the IDT Liabilities, and (b) any breach by IDT or any member of the IDT Group of this Agreement.

Section 6.03. Contribution.

In circumstances in which the indemnity agreements provided for in Sections 6.01 and 6.02 are unavailable or insufficient, for any reason, to hold harmless an Indemnified Party in respect of any Indemnifiable Losses arising thereunder, each Indemnifying Party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Indemnifiable Losses, in proportion to the relative fault of the Indemnifying Party or Parties on the one hand and the Indemnified Party or Parties on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such Indemnifiable Losses, as well as any other relevant equitable considerations. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Zedge or IDT, the Parties’ relative intents, knowledge, access to information and opportunity to correct or prevent such statement or omission, and any other equitable considerations appropriate in the circumstances.

Section 6.04. Insurance and Third Party Obligations. No insurer or any other third party shall be, by virtue of the foregoing indemnification provisions, (a) entitled to a benefit it would not be entitled to receive in the absence of such provisions, (b) relieved of the responsibility to pay any claims to which it is obligated, or (c) entitled to any subrogation rights with respect to any obligation hereunder.

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Section 6.05. Indemnification Obligations Net of Insurance Proceeds and Other Amounts on a Net Tax Benefit Basis.

(a) Any Liability subject to indemnification or contribution pursuant to this Article VI, will (i) be net of Insurance Proceeds that actually reduce the amount of the Liability, (ii) be net of any proceeds received by an Indemnified Party from any third party for indemnification for such Liability that actually reduce the amount of the Liability (“Third Party Proceeds”), (iii) be reduced by any Tax benefit actually realized by the Indemnified Party (calculated on a with and without basis) arising from the incurrence or payment of any such Liability and (iv) be increased by any Tax detriment actually incurred by the Indemnified Party (calculated on a with and without basis) as a result of the receipt or accrual of the Indemnity Payment in respect of such Liability. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VI to any Indemnified Party will be reduced by any Insurance Proceeds, Tax benefits actually realized or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability, and shall be increased by any Tax detriments actually incurred. If an Indemnified Party receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment ”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

If a Tax benefit or Tax detriment is actually realized or incurred after the payment of any Indemnity Payment hereunder, the Indemnified or Indemnifying Party, as the case may be, shall pay to the other the amount of any such Tax benefit or Tax detriment when actually realized or incurred. Adjustments will made if any such Tax benefits are disallowed or such Tax detriments are not ultimately incurred

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification and contribution provisions hereof, have any subrogation rights with respect thereto. The Indemnified Party shall use commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds and any Third Party Proceeds to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks contribution or indemnification pursuant to this Article VI; provided that the Indemnified Party’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

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Section 6.06. Notice and Payment of Claims.

If any IDT or Zedge Indemnitee (the “Indemnified Party”) determines that it is or may be entitled to indemnification by a Party (the “Indemnifying Party”) under this Article VI (other than in connection with any Action or claim subject to Section 6.07), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. After the Indemnifying Party shall have been notified of the amount for which the Indemnified Party seeks indemnification, the Indemnifying Party shall, within thirty (30) days after receipt of such notice, pay the Indemnified Party such amount in cash or other immediately available funds (or reach agreement with the Indemnified Party as to a mutually agreeable alternative payment schedule) unless the Indemnifying Party objects to the claim for indemnification or the amount thereof. If the Indemnifying Party does not give the Indemnified Party written notice objecting to such claim and setting forth the grounds therefor within the same thirty (30) day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount.

Section 6.07. Notice and Defense of Third Party Claims.

Promptly following the earlier of (a) receipt of notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (b) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a “Third Party Claim”), the Indemnified Party shall give the Indemnifying Party written notice thereof. The failure of the Indemnified Party to give notice as provided in this Section 6.07 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is materially prejudiced by such failure to give notice. Within thirty (30) days after receipt of such notice, the Indemnifying Party shall, by giving written notice thereof to the Indemnified Party, (a) acknowledge, as between the parties hereto, liability for, and at its option elect to assume the defense of such Third Party Claim at its sole cost and expense or (b) object to the claim of indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this Section 6.07 setting forth the grounds therefor; provided that if the Indemnifying Party does not within the same thirty (30) day period give the Indemnified Party written notice acknowledging liability or objecting to such claim and setting forth the grounds therefor, the Indemnifying Party shall be deemed to have acknowledged, as between the parties hereto, its liability to the Indemnified Party for such Third Party Claim. Any contest of a Third Party Claim as to which the Indemnifying Party has elected to assume the defense shall be conducted by attorneys employed by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided that the Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at the Indemnified Party’s sole cost and expense. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party may settle or compromise the claim without the prior written consent of the Indemnified Party if such settlement or compromise is solely for monetary damages for which the Indemnifying Party shall be responsible for; in all other events, the Indemnifying Party may not agree to any settlement or compromise without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party does not assume the defense of a Third Party Claim for which it has acknowledged liability for indemnification under Article VI, the Indemnified Party may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorney’s fees and reasonable out-of-pocket expenses incurred in defending against such Third Party Claim, and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party; provided that the Indemnifying Party shall not be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld or delayed.

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The Indemnifying Party shall pay to the Indemnified Party in cash the amount for which the Indemnified Party is entitled to be indemnified (if any) within 15 days after the final resolution of such Third Party Claim (whether by the final nonappealable judgment of a court of competent jurisdiction or otherwise), or, in the case of any Third Party Claim as to which the Indemnifying Party has not acknowledged liability, within 15 days after such Indemnifying Party’s objection has been resolved by settlement, compromise or the final nonappealable judgment of a court of competent jurisdiction.

ARTICLE VII

EMPLOYEE MATTERS

Section 7.01. General Principles.

(a) On or before the Distribution Date, IDT shall transfer, or caused to be transferred, the Zedge Employees to Zedge.

(b) Zedge Employee Participation in IDT Benefit Plans. Except as otherwise expressly provided for in this Agreement, as provided for under the Transition Service Agreement or as otherwise expressly agreed to in writing between the Parties, effective as of the Effective Time (i) Zedge and its subsidiaries shall cease to be Participating Companies in any IDT Benefit Plan, and (ii) each Zedge Employee and any other Zedge service provider (including any individual who is an independent contractor, consultant, leased employee, on-call worker, or non-payroll worker of Zedge or in any other employment, non-employment, or retainer arrangement, or relationship with Zedge) shall cease to actively participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights as an active participant under any IDT Benefit Plan (except to the extent of obligations that accrued on or before the Effective Time, including benefits that are not otherwise addressed herein or to the extent such participation relates solely to services provided to the IDT Group by an IDT Group Employee or IDT Group service provider), and IDT and Zedge shall take all necessary action to effectuate each such cessation.

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Section 7.02. IDT 401(k) Plan; Vesting and Distribution of Zedge Employees’ Account Balances. As of the Effective Time, Zedge Employees participating in the IDT 401(k) Plan shall become vested in their entire account balances under the IDT 401(k) Plan. As of the Effective Time, Zedge and its subsidiaries shall cease to be participating companies in the IDT 401(k) Plan, each Zedge Employee shall cease to accrue any benefits under the IDT 401(k) Plan, and each Zedge Employee shall be treated as having incurred a severance from employment under the IDT 401(k) Plan as of the Effective Time, making each Zedge Employee eligible for a distribution under the IDT 401(k) Plan of his or her entire account balance. As soon as reasonably practicable, Zedge shall permit each Zedge Employee to elect a direct rollover of cash from the IDT 401(k) Plan into one or more IRA accounts established by such Zedge Employee.

Section 7.03. Service Recognition. Zedge shall give each Zedge Participant full credit for purposes of eligibility, vesting, determination of level of benefits, and, to the extent applicable, benefit accruals under any Zedge Benefit Plan, respectively, for such Zedge Participant’s service with any member of the IDT Group to the same extent such service was recognized by the applicable IDT Benefit Plans; provided, that such service shall not be recognized to the extent that such recognition would result in the duplication of benefits.

Section 7.04. Zedge Stock Option Plan. (a) On [____________], 2016, Zedge adopted the Zedge Stock Plan, which shall permit the issuance of equity based awards that have material terms and conditions substantially similar to those awards that may be issued under the IDT Stock Plan. The Zedge Stock Plan shall be approved prior to the Distribution Date by IDT as the majority stockholder of Zedge.

(b) Within thirty (30) days following the Effective Time, Zedge shall cause to be issued to each holder of unvested restricted stock of IDT issued pursuant to the IDT 2005 Stock Option and Incentive Plan, as amended, or any predecessor plan thereto (collectively, the “IDT Stock Plan”), an award pursuant to the Zedge Stock Plan and a Restricted Stock Agreement thereunder (which shall constitute shares to be issued in the Distribution, without duplication) of a similar number of shares of Zedge Class B common stock with restrictions and lapse thereof corresponding to the restrictions and lapse thereof as apply to the IDT Restricted Stock in respect of which such Zedge Restricted Stock is being issued (including, without limitation as to continued service with IDT or Zedge, as the case may be).

(c) Upon the vesting of Deferred Stock Units granted under the IDT Stock Plan, Zedge shall cause to be issued to the holder(s) thereof, shares of Zedge Class B common stock as would have been issued to such holder(s) in the Distribution were they holder(s) of the underlying shares on the record date for the Distribution.

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ARTICLE VIII

TAX MATTERS

Section 8.01. Tax Separation Agreement. All matters relating to Taxes shall be governed exclusively by the Tax Separation Agreement, except as may be expressly stated herein. In the event of any inconsistency with respect to such matters between the Tax Separation Agreement and this Agreement or any Ancillary Agreement, the Tax Separation Agreement shall govern to the extent of the inconsistency.

ARTICLE IX

ACCOUNTING MATTERS

Section 9.01. Intercompany Accounts. Each Intercompany Account outstanding immediately prior to the Effective Time, in any general ledger account of IDT, Zedge or any of their respective Affiliates, shall be satisfied and/or settled by the relevant members of the IDT Group and Zedge no later than the Effective Time.

ARTICLE X

INFORMATION; SEPARATION OF DATA

Section 10.01. Provision of Corporate Records. As soon as practicable following the Effective Time, IDT and Zedge shall each arrange for the provision to the other of a copy of existing Records in its possession significantly relating to the other Party or its business and affairs or to any other entity that is part of such other Party’s respective Group or to the business and affairs of such other entity; provided that each Party may redact such information that it deems reasonably necessary to protect its interests prior to the delivery of a copy such Records.

Section 10.02. Access to Information. From and after the Effective Time, IDT and Zedge shall each afford the other and its accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to Persons possessing information) and duplicating rights, upon prior reasonable notice during normal business hours, to all Records in its possession relating to the business and affairs of the other Party or a member of its Group (if applicable) (other than data and information subject to an attorney/client or other privilege), including, but not limited to, the Shared Records, insofar as such access is reasonably required by the other including, without limitation, for audit, accounting, regulatory and litigation purposes; provided that each Party may redact such information that it deems reasonably necessary to protect its interests prior to granting access or duplicating rights to such other Party.

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Section 10.03. Retention of Records. Except as otherwise required by law or agreed to in writing, each Party shall, and shall cause the members of its Group (if applicable) to, retain all information relating to the other Party’s business and affairs in accordance with the past practice of such Party. Notwithstanding the foregoing, either Party may destroy or otherwise dispose of any information at any time in accordance with the corporate record retention policy maintained by such Party with respect to its own records. Notwithstanding anything herein to the contrary, the Parties agree that in the event of a conflict or inconsistency between the provisions of this Section10.03 or Section 10.02 and the provisions of Section 3.6 of the Tax Separation Agreement, then the provisions of such Section 3.6 of the Tax Separation Agreement shall prevail to the extent of such conflict or inconsistency.

Section 10.04. Confidentiality.

(a) Notwithstanding any termination of this Agreement, the Parties (the receiving party) shall hold, and shall cause each of the members of their Group (if applicable) to hold, and shall cause each of their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, without the prior written consent of the other Party (the disclosing party), any and all Confidential Information of the disclosing party; provided, that the receiving party may disclose, or may permit disclosure of, Confidential Information of the disclosing party (i) to its auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for the receiving party’s auditing and other non-commercial purposes and are informed of their obligation to, and agree to, hold such information confidential to the same extent as is applicable to the receiving party and in respect of whose failure to comply with such obligations, the receiving party will be responsible, (ii) if the receiving party or any member of its Group (if applicable) are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, or (iii) as reasonably necessary in order to permit the receiving party to prepare and disclose its financial statements under the applicable requirements of Law or stock exchange rule, or other disclosures required under applicable Law or stock exchange rule; provided, further, that the receiving party (and members of its Group (if applicable) as necessary) may use, or may permit use of, Confidential Information of the disclosing party in connection with the receiving party performing its obligations, or exercising its rights, under this Agreement or any Ancillary Agreement. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (iii) above, the receiving party, to the extent not prohibited by any applicable Laws, shall promptly notify the disclosing party of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which the receiving party will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the receiving party shall furnish only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps, at the sole cost and expense of the disclosing party, to ensure that confidential treatment is accorded such information.

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(b) Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar information and (ii) confidentiality obligations provided for in any agreement between each Party or members of its Group (if applicable) and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by any other Party as of the Effective Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the IDT Business or the Zedge Business, as the case may be; provided, such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of this Section 10.04(a) . Such continued right to use may not be transferred (directly or indirectly) to any third party without the prior written consent of the applicable Party, except pursuant to Section 11.05(b).

(c) Each Party acknowledges that it and the other members of its Group (if applicable) may have in their possession confidential or proprietary information of third parties that was received under confidentiality or non-disclosure agreements with such third party prior to the Effective Time. Such Party will hold, and will cause the other members of its Group (if applicable) and their respective representatives to hold, in strict confidence the confidential and proprietary information of third parties to which they or any other member of their respective Groups has access, in accordance with the terms of any agreements entered into prior to the Effective Time between one or more members of the such Party’s Group (if applicable) (whether acting through, on behalf of, or in connection with, the separated businesses) and such third parties.

(d) Upon the written request of a Party, the other Party shall promptly (i) deliver to such requesting Party all original Confidential Information (whether written or electronic) concerning such requesting Party and/or members of its Group (if applicable), and (ii) if specifically requested by such requesting Party, destroy any copies of such Confidential Information (including any extracts there from). Upon the written request of such requesting Party, the other Party shall cause one of its duly authorized officers to certify in writing to such requesting Party that the requirements of the preceding sentence have been satisfied in full.

Section 10.05. Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the IDT Group and Zedge, and that each of the members of the IDT Group and Zedge should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges which may be asserted under applicable Law.

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(b) The Parties recognize that legal and other professional services will be provided following the Effective Time which will be rendered solely for the benefit of IDT or Zedge, as the case may be. With respect to such post-separation services, the Parties agree as follows:

(i) IDT shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the IDT Business, whether or not the privileged information is in the possession of or under the control of IDT or Zedge. IDT shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting IDT Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by IDT, whether or not the privileged information is in the possession of or under the control of IDT or Zedge; and

(ii) Zedge shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Zedge Business, whether or not the privileged information is in the possession of or under the control of IDT or Zedge. Zedge shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Zedge Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Zedge, whether or not the privileged information is in the possession of or under the control of IDT or Zedge.

(c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 10.05, with respect to all privileges not allocated pursuant to the terms of Section 10.05(b). All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve both IDT and Zedge in respect of which both Parties retain any responsibility or Liability under this Agreement shall be subject to a shared privilege among them.

(d) No Party may waive any privilege which could be asserted under any applicable Law, and in which any other Party has a shared privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed or as provided in subsections (e) or (f) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other Party requesting such consent. Each Party shall use its reasonable best efforts to preserve any privilege held by the other Party if that privilege is a shared privilege or has been allocated to the other Party pursuant to Section 10.05(b).

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(e) In the event of any litigation or dispute between or among any of the Parties, or any members of their respective Groups, either such Party may waive a privilege in which the other Party or member of such other Party’s Group (if applicable) has a shared privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Group (if applicable)s, and shall not operate as a waiver of the shared privilege with respect to third parties.

(f) If a dispute arises between the Parties or members of their Group (if applicable) regarding whether a privilege should be waived to protect or advance the interest of either Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for waiver by the other Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g) Upon receipt by either Party or by any member of its Group (if applicable) of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which the other Party has the sole right hereunder to assert a privilege, or if either Party obtains knowledge that any of its or any member of its Group (if applicable)’s current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 10.05 or otherwise to prevent the production or disclosure of such privileged information.

(h) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of IDT and Zedge as set forth in Section 10.04 and this Section 10.05, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. Nothing provided for herein or in any Ancillary Agreement shall be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 10.06. Ownership of Information. Any Information owned by one Party or any member of its Group (if applicable) that is provided to a requesting Party pursuant to Article VI, this Article X, or Article XI shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

Section 10.07. Separation of Data. Zedge acknowledges and agrees that IDT may, after the Effective Time, delete or cause to be deleted any Information which does not relate to the Zedge Business which is contained in, stored in or accessible through any Software provided to Zedge by IDT. The foregoing will not be deemed to be a violation of any provision of this Agreement. The provisions of Section 10.04 apply to Zedge’s use of any such Information prior to its deletion.

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ARTICLE XI

MISCELLANEOUS

Section 11.01. Expenses. The parties shall pay the expenses relating to the Spinoff as set forth on Schedule 11.01.

Section 11.02. Notices. All notices and communications under this Agreement shall be in writing and shall be deemed to have been given (a) when received, if such notice or communication is delivered by facsimile, hand delivery or overnight courier, and (b) three (3) business days after mailing if such notice or communication is sent by United States registered or certified mail, return receipt requested, first class postage prepaid. All notices and communications, to be effective, must be properly addressed to the Party to whom the same is directed at its address as follows:

If to IDT, to:

IDT Corporation

550 Broad Street

Newark New Jersey 07102

Fax: 973-438-1010

Attention: Marcelo Fischer

With copies to:

IDT Corporation

550 Broad Street

Newark, New Jersey 07102

Fax: 973-438-1456

Attention: Legal Department

If to Zedge, to:

Zedge, Inc.

22 Cortlandt Street (14th Floor)

New York, NY 10007

Fax: 973-453-8200

Attention: Jonathan Reich

Either Party may, by written notice delivered to the other Party in accordance with this Section 11.02, change the address to which delivery of any notice shall thereafter be made.

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Section 11.03. Amendment and Waiver. This Agreement may not be altered or amended, nor may any rights hereunder be waived, except by an instrument in writing executed by the Party or Parties to be charged with such amendment or waiver. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

Section 11.04. Entire Agreement. This Agreement, together with the Ancillary Agreements, constitutes the entire understanding of the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. To the extent that the provisions of this Agreement are inconsistent with the provisions of any Ancillary Agreement with respect to the subject matter thereof, the provisions of such Ancillary Agreement shall prevail to the extent of the inconsistency.

Section 11.05. Consolidation, Merger, Etc.; Parties in Interest; Termination.

(a) Neither Party (referred to in this Section 11.05(a) as a “Transferring Party”) shall consolidate with or merge into any other entity or convey, transfer or lease all or any substantial portion of its Assets to any entity, unless, in each case, the other party to such transaction expressly assumes, by a written agreement, executed and delivered to the other Party, in form reasonably satisfactory to such other Party, all of the Liabilities of the Transferring Party under this Agreement and the Ancillary Agreements and the due and punctual performance or observance of every agreement, obligation and covenant of this Agreement and Ancillary Agreements on the part of the Transferring Party to be performed or observed.

(b) Neither of the Parties may assign its rights nor delegate any of its duties under this Agreement without the prior written consent of the other Party. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer any benefits, rights or remedies upon any Person other than members of the IDT Group and Zedge and the IDT Indemnitees and Zedge Indemnitees under Article VI hereof.

(c) This Agreement (including Article VI hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution by and in the sole discretion of IDT without the approval of Zedge or the stockholders of IDT. In the event of such termination, neither Party shall have any liability of any kind arising from such termination to the other Party or any other Person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties; provided, however, that Article VI shall not be terminated or amended after the Distribution in respect of any IDT Indemnitee or Zedge Indemnitee without the consent of such Person.

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Section 11.06. Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties will use commercially reasonable efforts to (a) execute and deliver such further instruments and documents and take such other actions as the other Party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (b) take, or cause to be taken, all actions, and do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using commercially reasonable efforts to obtain any consents and approvals, make any filings and applications and remove any liens, claims, equity or other encumbrance on an Asset of the other Party necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no Party shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents, approvals and amendments are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the Party or its Group (if applicable) or the business thereof.

Section 11.07. Severability. In the event that any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 11.08. Governing Law; Jurisdiction. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New Jersey, without regard to the conflicts of law rules of such state. Each of the Parties (a) consents to submit itself to the personal jurisdiction of the courts of the State of New Jersey or any federal court with subject matter jurisdiction located in the District of New Jersey (and any appeals court therefrom) in the event any dispute arises out of this Agreement or any Ancillary Agreement or any transaction contemplated hereby or thereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any Ancillary Agreement or any transaction contemplated hereby or thereby in any court other than such courts.

Section 11.09. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

Section 11.10. Third Party Beneficiaries. Except as provided in Article VI and except as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

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Section 11.11. Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to provisional or temporary injunctive relief in accordance therewith in any court of the United States, this being in addition to any other remedy or relief to which they may be entitled.

Section 11.12. Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, no Indemnifying Party shall be liable to an Indemnified Party for any special, indirect, incidental, punitive, consequential, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages (provided that any such liability with respect to a Third Party Claim shall be considered direct damages) arising in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 11.13. Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such Force Majeure condition, and (b) use due diligence to remove any such causes in its control and resume performance under this Agreement as soon as reasonably practicable.

Section 11.14. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 11.15. Disputes.

The Parties shall use good faith efforts to resolve any disputes arising out of this Agreement within fifteen (15) days of receipt of a Party’s written notice of a dispute. All disputes under this Agreement shall be referred to the SVP – Finance or his/her designee of IDT and the Chief Financial Officer or his/her designee of Zedge. The executives shall meet as required for the purpose of resolving any pending dispute referred to them under this Agreement and shall consider the disputes in the order such disputes are brought before them. In the event that such executives are unable to resolve a dispute within thirty (30) business days (or such longer period as the executives may mutually determine), they shall submit the matter to binding arbitration according to the rules of the American Arbitration Association for commercial disputes. The arbitration shall be conducted by one arbitrator, expert in matters relating to commercial law, mutually selected by the Parties. If the Parties fail to mutually agree upon one arbitrator within ten (10) days of submission of the dispute to arbitration, one will be appointed in accordance with the commercial rules and practices of the American Arbitration Association. Any award, order or judgment pursuant to such arbitration shall be deemed final and binding and may be enforced in any court of competent jurisdiction. The Parties agree that the arbitrator shall only have the power and authority to make awards and issue orders as expressly permitted herein and shall not, in any event, make any award that provides for punitive damages. The schedule and rules for the arbitration proceedings shall be as set by the arbitrator and the arbitration proceedings shall be held in Newark, New Jersey. Each Party shall bear its own costs of participating in the arbitration proceedings, but shall share the costs of the arbitrator.

[Signatures appear on following page.]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

ZEDGE, INC.

By:
Jonathan Reich
Chief Financial Officer

IDT CORPORATION

By:
Marcelo Fischer
Senior Vice President of Finance

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EXHIBIT A

[Tax Separation Agreement]